EXHIBIT 99.2

Operator

Please stand by, we're about to begin. Good day, everyone, and welcome to the magicJack VocalTec first quarter 2015 financial results conference call. As a reminder, today's conference is being recorded. Joining us today on the call are Gerald Vento, President and CEO, and Jose Gordo, Chief Financial Officer. At this time, I'd like to turn the call over to Mr. Gordo. Please go ahead, sir.

Jose Gordo - magicJack VocalTec Ltd. - CFO

Thank you, operator. Good afternoon, and welcome to the magicJack first quarter 2015 earnings call. I am Jose Gordo, CFO. With me on the call today is Gerald Vento, President and CEO.

During the call, we will make statements related to our business that may be considered forward-looking in nature under federal securities laws. These statements reflect our current views regarding the future only as of today, and should not be reflected upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. For a discussion of the material risks and other important factors that could affect our actual results, please refer to our annual report on Form 10-K, which was filed with the SEC on March 16, 2015.

Also, during the course of today's call, we will refer to certain non-GAAP financial measures. There is a reconciliation schedule showing GAAP versus non-GAAP results currently available in our press release issued after the close of the market today, which is located on our website at www.vocaltec.com. With that, I will turn the call over the Jerry.

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

Great. Thanks, Jose, and good afternoon, everyone. Turning to our financial results and significant events for the first quarter. Revenue for the quarter was $25.5 million. Our renewal revenue was $17.1 million, representing 67% of our revenue base, which is consistent with the last quarter.

Device activations were 196,000 for the quarter, which was a 16% increase from the last quarter. We continue to grow our strong balance sheet with $82.9 million in cash and no debt. We ended the quarter with 2.7 million active device users. Churn decreased to 3.1% compared to 3.3% last quarter.

Now, turning to a few turnaround comments. Through the last several quarters, the operating strategy for the company has focused on several clear objectives. First, enhance the utility of our core device by connecting it with a mobile app and reinvigorating the magicJack brand. Second, increase subscriber renewal options and enhance customer communications in order to reduce churn. Third, resolve legacy contingent liabilities to maximize cash flow from our core business. And fourth, selectively pursue growth initiatives that have the potential to return the company to growth.

Today we have an updated brand. And our subscribers who link their device to the app can now text and purchase prepaid international minutes on the app. Our first quarter subscribers, renewal sales, were the strongest they've been in the past year, demonstrating that our customer value proposition remains compelling.

With the pending settlement of an IRS audit, which Jose will discuss further in his comments, and the resolution of law suits and claims over the past 24 months, we have substantially reduced G&A expenses associated with managing these matters. And with the recently updated iOS app, we have launched the first subscription-based mobile service that is able to call or text to any landline or mobile number in the US, on an unlimited basis, with android soon to follow. So there has been progress in achieving some of our objectives, but certainly much more work to come.

Now turning to the magicJack Express, a new service. We've launched the new magicJack Express service, which includes three months of free unlimited calling to the US, Canada, Puerto Rico and the Virgin Islands, the magicJack VoIP adapter, and free mobile companion app that includes unlimited texting to any US mobile carrier and low-cost international rates.

The Express is designed as a low-cost entry offer for consumers who we might not have attracted as effectively with a magicJackGO offer at $59.95. The express is priced at $39.95, and includes three-month term of service, and we know that we've had success at this price point in the past. The Express service offers a more flexible pay-as-you-go value proposition for consumers. We also now have one-month and six-month renewal offers, in-store cash, purchase options that provide consumers a number of options in how and where our customers pay for our service.

Let me briefly comment on our app and Wi-Fi calling. Last year, when we presented our vision for the fully subscription-based app to enable calling over Wi-Fi as well as 4G, we were somewhat ahead of the curve. As many of you know, Wi-Fi calling, as a market, is in its infancy. One might compare it to the magicJack VoIP business that we launched in 2007. In those early days, and years, we spent tens of millions of dollars on infomercials to educate users on VoIP telephony and other values in our service.

Fast forward to today. Wi-Fi calling is a hot topic, with news from players like Google, Cablevision, Sprint, T-Mobile and others. Major media is publicizing the topic and consumers are being educated every day on the benefits of Wi-Fi calling. Today, we are able to benefit from the awareness and value without spending tens of millions of dollars on advertising.

So what do we have relative to the competition? We think it's simple. We provide the best value. Look at the competitors. Google has gotten the most coverage. What do they sell their service for today? Unlimited talk and text over Wi-Fi for $20 a month. Other examples, Republic sells talk and text for $10 a month. Cablevision charges $9.95 per month, but that offer is limited to their existing subscribers.

In keeping with our high value, low cost, and brand identity, we sell our magicJack app subscription for a lower price, $1.99 a month, or $14.99 a year. And it remains free for our device subscribers. Our app is simple and utilitarian, and it will generate cash flow. With our service, a customer can turn on any iOS device with Wi-Fi into a phone with unlimited talk and text at a mere fraction of per-line fee charges by carriers. As is always the case, value seeking consumers will migrate to the best offers in the market. And we will have more to say on the app after we get another quarter performance under our belt.

Now turning to management transitions. With the foundation of the turnaround in place, it's time to turn to accelerating consumer sales, expand into business sales, and strengthen the engine for cash flow generation. As part of that transition and focus, Tim McDonald will be departing as a full-time member of management. Tim has made a significant contribution in the turnaround of our business during his tenure with us, and we really appreciate his service. But he will remain as a consultant to the company in our focus upon the next phase of development.

Now turning to our results in Mexico. Things are ramping much slower than we expected with Telefonica. We're not yet in Movistar stores, but we are working with other retailers for distribution, and we have very modest selling ongoing online right now. We spent very little money on marketing, and we won't begin marketing spend until we have built our distribution.

On the app in Mexico, we launched the current version in February with bug fixes made to the beta version last November. The app is priced at $1.99 a month, although we have not seen strong conversion rates to paid users in Q1. We are currently in the process of establishing a cash payment solution for the app in Mexico as this has prevented us from fully capitalizing on the opportunity with our consumers.

Turning to marketing. As we noted on our last call, we'll be optimizing our media spend with a targeted mix of television and digital. We intend to flex our budget based on specific promotional periods to more effectively capitalize on our media spend in support of our leading retail partners and their in-store promotions.

In the first quarter, we reduced our media spend to slightly less than $2 million, while we activated some 196,000 devices. This resulted in a media cost per gross activation of $9.99, the lowest cost since Q3 2013. And we intend to continue to maintain a substantially lower CPGA for 2015 than we had in 2014.

Now, turning to renewals and churn. The first quarter also benefited from some of the changes we've made in how we communicate with subscribers up for renewal. At the end of the year, we implemented changes to our legacy grace period for expiring customers, and began a structured set of customer communications to improve renewals. We implemented a goal of single chat resolution at our call centers, and added an inbound 800 service for subscribers who wish to speak to a live customer service representative.

These changes serve to drive increased uptake on our renewal subscriptions, driving our monthly churn down 20 basis points to 3.1%. In the first quarter we lost a net 54,000 subscribers, the lowest loss since Q3 2012. To put this in context, in the fourth quarter of 2014, we lost net 109,000 subscribers. We are encouraged by this progress, and it demonstrates the early signs of stabilization we spoke about on our last call.

So one additional way we can close the gap on net subscriber loss is to sell app-only subscriptions. The math is simple. To return to gross subscriber apps, we need to grow our app subscription user base at a higher rate than any net loss we experience on the device side of the business. It's too early to know whether we'll be successful in making this transition, but for the first time, we're now generating paying app-only subscriptions on our iOS app. And as I mentioned, we will soon be adding subscription services for our larger install base for android customers.

Turning to the $20 million stock buyback we announced on the fourth quarter earnings call. At the time of the announcement, the trading window for the first quarter was already closed. And under our insider trading policy, we were precluded from buying. As we have continuously said, we believe our stock price is significantly undervalued. At the same time, returning value to our shareholders is a highest priority of management and our board of directors. So at the current stock price levels, we intend to be actively buying back stock once the trading window reopens, and we'll report on our repurchases made in the next quarter.

So in closing, to summarize, we're increasing renewals on our core business and reducing our net subscriber loss. We're adding paying subscribers to our app service. We're providing lower cost and more flexible services to value-seeking customers. We're optimizing our media spend to cost effectively add new subscribers to both our core and app-only subscription services. And we've resolved several and various contingent liabilities that were burdening our G&A. And we will look to return value to shareholders starting in Q2 through our previously announced stock buyback program. And with that, I'd like to turn the call back over to Jose.

 Jose Gordo - magicJack VocalTec Ltd. - CFO

Thank you, Jerry. Good afternoon, everyone. Our first quarter financial performance was highlighted by solid renewal revenue, improvement in customer churn and activations, and balance sheet growth.

Starting with the P&L for the quarter, we generated total GAAP net revenues of $25.5 million. Revenues from magicJack device sales for the quarter were $3.4 million, as compared to $3 million last quarter. Renewal revenue was $17.1 million, consistent with $17.2 million we had for the fourth quarter. As a percentage of total revenues, renewal revenue accounted for 67% of total revenue, which is consistent with the fourth quarter.

Network expense for the quarter was $4.3 million. Total operating expenses decreased 15% from the prior quarter to $11.6 million, primarily due to a $2.5 million decrease in marketing spend, a slight decrease in R&D spend, and both of those two items were partially offset by a $500,000 increase in G&A spend. The $2.5 million decrease in marketing spend is largely attributable to a decrease in media spend and other marketing projects compared to the fourth quarter of 2014.

For the quarter, we substantially decreased our cost per gross activation to $9.99, versus the $24.42 last quarter, as media spend decreased and device activations increased versus the fourth quarter. The significant decline in our cost per activation highlights the efficiencies we're achieving with our media spend.

Turning to profitability, our GAAP operating income was $4.4 million, compared to $3.4 million from the prior quarter. The difference is primarily attributable to decreased operating expenses of $1 million as discussed earlier.

Operating cash flow for the quarter was $7.5 million, as compared to $1.5 million for last quarter, with the increase being primarily attributable to increased sales of renewals and magicJack devices, combined with lower expenditures. Our income tax expense was $3.1 million compared to $7.2 million in the last quarter.

Our GAAP net income for the quarter was $1.3 million, as compared to a net loss of $3.8 million for the fourth quarter. GAAP diluted earnings per share for the quarter was $0.07, based on $17.9 million weighted average diluted shares outstanding, as compared to GAAP diluted loss per share of $0.21 based on $17.9 million weighted average diluted shares outstanding for the fourth quarter.

Turning to non-GAAP results. For the quarter we reported adjusted EBITDA of $8 million, an 18% increase from $6.8 million last quarter. Non-GAAP net income for the quarter was $5.6 million as compared to $2.7 million last quarter. Non-GAAP earnings per share for the quarter was $0.31, based on $17.9 million weighted average diluted shares outstanding, compared to $0.15 based on $17.9 million weighted average diluted shares outstanding for the prior quarter.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in our earnings press release from earlier today, and is available on our website.

Turning to income taxes. As previously reported, we have been under IRS audit for federal income tax years 2010 through 2013. We are pleased to report that earlier this month we reached a tentative agreement with the IRS to settle this audit. In connection with the settlement, in early May, we paid $2.6 million to the IRS and received a cash refund of $6.7 million. Our final effective income tax rate for the first quarter of 2015 was approximately 70%. This rate increase was driven primarily by the devaluation during the quarter of the Israeli shekel versus the US dollar, which caused the value of an inter-company receivable to increase. Excluding the devaluation and other related items, our effective income tax rate for the first quarter of 2015 would have been 30.4%.

Turning to our balance sheet, as of March 31st we had cash and cash equivalents of $82.9 million and no debt, compared to cash and cash equivalents of $76 million as of December 31st, 2014. Our deferred revenues increased quarter over quarter to $112.9 million from $111.2 million. We continue to generate solid operating cash flow. Even in its gradual decline, our US core business remains a cash flow engine that gives us substantial flexibility to finance growth and enhance shareholder value.

Turning to our financial outlook for the year, we are reiterating guidance from our last call. We are projecting 2015 revenues in the range of $100 million, and we are projecting 2015 adjusted EBITDA in the range of $28 million to $30 million. As we said on last quarter's call, our guidance does not include any revenues from our US app monetization initiative, or from sales in Mexico.

With that, we would like to open the call up to questions.

QUESTION & ANSWER

Operator

 Thank you. (Operator instructions) And we'll go first to Greg Burns with Sidoti and Company.

Greg Burns - Sidoti and Co - Analyst

I just wanted to better understand the slow that you're having in Mexico. I know last quarter you talked about some logistic issues, logistics issues that Telefonica was having internally that was impacting you. But has there been any change in the relationship with Telefonica?

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

Good afternoon. I'll let Jose fill in after I give some high level comments. No, the relationship is really strong, but it's like moving a three million tanker. You know, they're slow to move. We had hoped we would be in the Movistar stores by now. We had hoped we'd have a minimum of distribution of around 4,000 of their corporate stores. We don't have that yet. It's just taking a lot longer than we expected.

So what are we doing? We're working with other retailers. We're actually selling online right now. We have distribution. We have importation completed. You know, all of the things that we've talked to you about for many, many months now, you know are in place. But with Telefonica being slower, it's just a slower process.

And by the way, you know this is all upside. We haven't spent significant dollars there. We don't have significant staff there. We haven't spent money precipitously on marketing. So when we are ready, you know it will be upside. And we're working very hard right now with several well-established retailers to basically supplement that which we don't yet have with Telefonica. Jose, I don't know if you want to say anything else.

Jose Gordo - magicJack VocalTec Ltd. - CFO

I think that covers it. I just want to reinforce that the relationship is as strong as it's ever been. It's just that, as Jerry said, there's quite a bit of challenges to getting an organization that big to kind of embrace and launch and push out these initiatives, which we've been working with them on for a number of months.

Greg Burns - Sidoti and Co - Analyst

So in terms of visibility, is this something that you would expect to get the ball rolling on sometime this year, third or fourth quarter? Or is it still uncertain?

Jose Gordo - magicJack VocalTec Ltd. - CFO

Greg, I would say it's a high priority for us for this year, but given how long it's taken, we want to be very, very careful. And that's why we've intentionally not put it in guidance at all, and try to communicate that not just on this call, but on the prior call. But absolutely, it's a high priority for us for this year.

Greg Burns - Sidoti and Co - Analyst

And, you know, good job in cost controls this quarter. In terms of the marketing spend, is that sustainable? I mean will this event-- do you feel like you could sustain this level of gross adds at this marketing spend? Or, you know, do you feel like that will negatively impact gross adds going forward if we keep the marketing spend at this type of level?

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

You know, the company has historically had highs and lows in terms of adds. But you know, in the fourth quarter, I think we had about a $4 million spend. You know, it's expensive media. Retail is historically weak in October, you know then balanced by a strong four-week holiday period. The Q1 spend was about $1.960 million roughly, Jose, something like that.

Jose Gordo - magicJack VocalTec Ltd. - CFO

That's right, Jerry.

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

You know, we benefit from a couple of things: inexpensive media, historically you know strong retail in the quarter, and March promotions. So you know, the takeaways and the learnings from what we've done last year is that, you know, increasing TV spend, you know under various tested strategies that we worked on last year, didn't drive incremental sales as we had expected.

So in 2015, you know the learnings are, continue to really focus on our marketing spend, weighing those dollars more heavily during promotion periods, and we've talked about that before, probably four promotion periods a year. You know, focusing incremental marketing on app awareness. You know, trying to focus our precious dollars on moving devices and increasing app awareness, because we know that the app side has got potential. You know we want to be measured in what we talk about because we don't have enough experience under our belt yet, but you know, we have an app that will produce cash flow. And we want our marketing dollars not only to support the device, but also the app.

Greg Burns - Sidoti and Co - Analyst

Okay. Thank you. I'll get back in the queue.

Operator

And we'll go next to [Ray McDonald] with Oppenheimer.

Ray McDonald - Oppenheimer & Co - Analyst

Hey guys. Thanks for taking the questions. Just a comment on the network expenses. It looked like the network expenses ticked up in the quarter from 4Q. Is this is a good run rate to use for the rest of the year? And is there any specific reason for the increased spend on the network side?

Jose Gordo - magicJack VocalTec Ltd. - CFO

I'd say to you, I mean we haven't put out specific, you know sort of line items guidance, and we can talk more later if you'd like, but we expect to be lower in total network expense this year versus last year.

Ray McDonald - Oppenheimer & Co - Analyst

Okay.

Jose Gordo - magicJack VocalTec Ltd. - CFO

And so I would expect it to decrease versus what you saw in Q1.

Ray McDonald - Oppenheimer & Co - Analyst

Okay. And along those lines, have you gotten any feedback in terms of the voice quality on the app? Any customer feedback you guys have been getting?

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

Go ahead, Jose.

Jose Gordo - magicJack VocalTec Ltd. - CFO

Yes, I mean, you know the ratings are public, they're in the app store. You know the app's been reasonably well received. It's early. And voice quality is something we've gotten decent feedback on. We are doing a couple of things over the next 90 days or so to upgrade the voice quality over where it is today. And, you know, when that happens we'll be talking about it more. So I would say decent so far, but certainly room for improvement across the board, and we're working hard on it.

Ray McDonald - Oppenheimer & Co - Analyst

And also you guys mentioned on the last call, last quarter, possibly looking to partner with some third party network suppliers. Have you thought about introducing a wireless product and maybe entering into some of those agreements and some partnerships? I know you mentioned Google's initiatives. Is that something that you would look to emulate in terms of kind of a partnership with a wireless carrier?

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

You know, we've got the resources. I think we've demonstrated that we're very conscious, and trying to be good stewards of that cash. We know that you know the buyback is important and we're going to undertake to initiate that in the coming week. But we have resources. We have human and financial resources. And I mentioned on the last call that, you know, we would be?-- and the board is very keen?-- to look at all of our options in terms of partnering, building alliances, marketing alliances, organic and inorganic opportunities.

So short answer to your question is, yes, you know there's a lot that we have looked at and will continue to look at. And when we think it makes sense to push it to a more serious stage, you know we'll have more to say about it.

Ray McDonald - Oppenheimer & Co - Analyst

All right. Great. And just a last question. Any update on kind of Radio Shack and some of the stores that are going to be emerging from bankruptcy? Do you have any update on that in terms of possibly selling back into that channel?

Jose Gordo - magicJack VocalTec Ltd. - CFO

I think when that situation sort of clarifies itself a little bit more, we can certainly revisit the relationship. You know it was always a strong relationship, and up until the bankruptcy filing, they were an excellent customer. In terms of our current budget or our guidance, they're not in any of our numbers. You know, we're not assuming any volume sales for 2015 from them. So if we're able to establish a relationship with the reconstituted stores, you know that would presumably be upside.

Ray McDonald - Oppenheimer & Co - Analyst

Great. Thanks a lot.

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

Yes, and none of that was in -- there was no expectation in the guidance that we would be selling any incremental devices through Radio Shack. You know just to come back to a point, we launched the Express on magicjack.com. You know it's very, very, very early, but initially the product is going to be sold through magicjack.com, Amazon, you know other online outlets, walmart.com, target.com. And there may be opportunities to, because of that price point, at $39.95, to look for some incremental retail doors, but we've got a substantial number of retail doors, and very balanced retail partnering across the US.

And where Radio Shack doesn't exist anymore, if you were to go to our website and look at the overlap with Wal-Mart and Best Buy, you'd see sort of a hand-in-glove fit. Those locations are substantially covered by other retail channel partners that we have.

Ray McDonald - Oppenheimer & Co - Analyst

Great. Thanks for the additional color. I appreciate it.

Operator

And we'll go next to Greg Miller with Canaccord.

Greg Miller - Canaccord Genuity - Analyst

Good evening, guys, and thanks for taking the questions. Hope everyone is well tonight. Just want to talk a little bit about the comment about expanding into business sales. I jumped on just a little late this evening, and I wanted to know if there was any additional color on that prior to. Is there a mechanism that you were using to expand into business sales? Are you setting up that infrastructure today? And how should we be thinking about that for the rest of the year?

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

Greg, I think it's fair to say that, you know, we have infrastructure. We have network. We have resources. We have switch. We have cash. We have not followed a me too strategy, as others in the SMB space have pursued. That's not to say there isn't a role for us in business, and in providing very, very, very economical dial tone. We just haven't dialed it in yet. We talked about SoHo at the end of the last year, I think it was on the fourth quarter call. We haven't put anything in the guidance in 2015 with respect to business lines or business service, but we think we have a role to play there and we are sorting it out, and probably have more to talk about on our next call.

Greg Miller - Canaccord Genuity - Analyst

Fair enough. Is it fair to say it's likely to be organic versus acquisition in that regard, given the infrastructure is already in place?

Jose Gordo - magicJack VocalTec Ltd. - CFO

I think it's too early to say that with any definitiveness. We have -- you know we have capital to invest, as Jerry said, and we certainly are looking at the organic aspect, but you can't rule out an acquisition if that were to come up and be the right fit for us.

Greg Miller - Canaccord Genuity - Analyst

Okay.

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

It really would have to make sense, because, as I said, I don't think the me too strategy is something that makes ample sense to us right now. So to your point, organic, growing sales resources, you know all of that is on the table for sort of discussion about the architecture, how we can actually provide a very economical service, in keeping with our DNA. If you look at what we're selling the app for today compared to Google and Republic and some of the other players, it's drastically lower. So if we do anything in the space, it's going to be, you know, in accord with that type of pricing strategy.

Greg Miller - Canaccord Genuity - Analyst

Got it. Thanks. And with the media spend way down, I mean we all are going to miss the late night 1/2 hour long infomercials which I guess have been gone for some time now. But I mean it had been a decent driver, way back when, of subscriber growth. I guess with the new distribution windows that you opened last year, it's just not as meaningful of a driver. Is that largely being done at the local level now? I mean is it the local bodega that's convincing the incremental customer to buy the device?

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

I'm not sure you were on during the earlier part of the call, but you know what I think the key learnings for 2014, we increased TV spend. And under a variety of testing strategies, it didn't really move incremental sales. As you mentioned, we took some time last year to put together master agents, got deeper into the neighborhood, so to speak. You know, if there's an analogy, you know we'd like to -- we'd like to have a consumer who goes to a MetroPCS store for topping up their phone to also find a magicJack, because some of that demographic just doesn't get to a mall.

So yes, I think we're happy with the incremental effort that we put into the master agents. They're not producing a ton of sales today, but it's a beginning. But most importantly, when we spent $4 million, you know in Q4, it was expensive media. October's a weak retail month in general, historically. And you have to spend because of the strong four-week holiday period. But, you know, we're looking at what we believe is a trend now, and the trend is, we think that we can continue to keep marketing spending relatively low.

And I don't want to put a fine point on it's going to be in the $9.95 range, as it is this quarter. It's not going to $9.95. But it's not going to be $24.00 either. I think it's going to be in a range that is closer to $9.95 than $24.00. And it's going to flex because what we're doing right now is gaining some learnings with respect to digital, and the app, and the take up. And you know we've got another version of the app coming out today, just incremental improvements as we go.

And once we see device/app/new app users, and frankly our android user base is probably 3X what our iOS user base is, so once we launch android, which will be in the near future, you know probably within 30 days, and I know you've heard that before but we mean it now, I think you know we will continue to have the opportunity to manage our marketing spend accordingly. And we're going to weigh those dollars more heavily around promotional periods. I said that earlier in the Q&A, I just don't know if you were part of that, so I'm sorry to repeat myself.

Greg Miller - Canaccord Genuity - Analyst

No I got it, and it's worth repeating. Thanks. And the churn improvement, I mean that's a really good churn number, and would suggest that if you continue doing what you're doing some of those initiatives that you've put in place, that have clearly had some success, that we should be looking at a sub-3% churn number for the year. Is that something that you guys view in the cards for this year?

Jose Gordo - magicJack VocalTec Ltd. - CFO

Yes, Greg, definitely we're very encouraged by Q1. I think it's early to peg a number. We definitely would like to be under three, clearly. But what's very obvious to us is that some of these initiatives, and probably at the top of the list would be automated customer communication program that we put in place, that Jerry referenced during his remarks, we think was very impactful in Q1. And obviously we're keeping that up and we're continuing to even improve on that.

There's other areas, customer care and having live phone support for escalated issues, or escalation issues, we think has also been a big help. And then sort of a lot of other stuff behind the scenes. But we're encouraged by the trend and you know we want to see it continue to improve.

Greg Miller - Canaccord Genuity - Analyst

(multiple speakers).

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

Yes. And you know, with renewal revenue at $17 million, $17.1 million, you know it's representing 67% of our revenue base. We've got to continue to do a good job on renewals and churn. And so, yes, the blocking and tackling that we talked about on the prepared remarks, you know we're going to just continue to slug away at that, try to do a better job of reengaging with consumers.

You know it's easy to say, you know send out emails, call them, et cetera, et cetera, but you know, whether it's billing issues or voice quality issues, or trouble launching the device, we've got to be better at, I call it single chat resolution, so that when that customer representative is chatting with that subscriber, they're not just kicking the can down and having another chat rep talk to that subscriber later in the evening, or the following day, or the following week.

And I think adding the, even though it's a bit expensive, adding the inbound 800 service for subscribers who want to speak to a live rep, I think that's helped. So, it's not just one thing. This is sort of a combination of tactics now that we're going to continue to work on to try to drive increasing uptake on our renewal subscriptions, and drive monthly churn down. And I don't know if it's going to start with a two in the future, but that's our goal. We're going to really work hard to try to continue this trend.

Greg Miller - Canaccord Genuity - Analyst

Makes perfect sense. Well we'd certainly like to see that. And I have one last question and I promise I'll shut up. Cash balance, I mean by this time next year your cash balance is on track to equal your market cap. I mean it's getting to the point where it's kind of silly. Was there value in remaining a publically traded company or continue this transition as a private entity? I know you have the buyback out there. It's a meaningful amount for sure. But I mean you could easily do it.

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

I know Jose probably wants to answer this. But look, we've heard from shareholders, and it's important that not only we listen, but we do something. You know shareholders want a buyback. Shareholders want a dividend. Shareholders want a Dutch auction. Shareholders want it all. And they deserve it all because it's their money.

And what I want to tell everyone, is that the board and management are listening. And the board is very cognizant of our cash balance, and how we deploy that cash, and what we do with it. And so everything's on the table, Greg. I mean we're looking at ways to create greater shareholder value. We're going to do whatever it takes to get there. And, you know, we're starting with the buyback. And, Jose, you can probably answer more specifically about Greg's question on private company.

 Jose Gordo - magicJack VocalTec Ltd. - CFO

I think it goes in the bucket of everything's on the table, Greg, and I think Jerry covered just about everything I would have said. And so I think that you're going to see us be aggressive here with the buyback on this first phase. The board, we had an extensive discussion on reacting to the various requests of shareholders on buyback, dividend, and sort of all the above. And I'd put that all in one bucket and say we're trying to deal with it holistically, and trying to move thoughtfully through this.

But we have flexibility to do a lot more. And so we're going to see how this quarter goes with the buyback, and we'll certainly continue to assess what else we can do with the cash. And then that may include, you know, it could ultimately -- again, this will be the board call -- but could certainly include a transaction of some kind in the future, yes.

Greg Miller - Canaccord Genuity - Analyst

It's a great answer. Thanks for taking the questions, and we wish Tim McDonald the best. Thanks, guys.

Operator

And we'll go next to Whitney Tilson with Kase Capital.

Whitney Tilson - Kase Capital - Analyst

Hi, gents. My questions -- I have a number of questions around app monetization, which I'm somewhere between excited and intrigued with at this point, because you know if you can convert even a small fraction of the three plus million people who are active users of the app right now to paying a couple bucks a month, you know that would be an enormous tailwind to the guidance you've given for this year.

So can we start with some simple questions and then dive into some of the meat? Perhaps I missed it on the conference call, because it wasn't in the press release, what is the current number of active subscribers? Not magicJack subscribers but app subscribers.

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

Are you talking about unique app users?

Whitney Tilson - Kase Capital - Analyst

Well I'm looking for the comparable number that has always been in your press releases prior to this quarter. It was 3.4 million as of Q4. What is it for end of Q1?

Jose Gordo - magicJack VocalTec Ltd. - CFO

It was 2.7 million, Whitney. And the big delta is because there was a spike in December relative to holiday traffic. So that December number, which does tend to spike, was larger, but the baseline has been around 2.7 million. And if you go back to Q3, I believe it was in that range as well.

Whitney Tilson - Kase Capital - Analyst

Okay. And how do you define active users? As someone who's made one phone call in the past month, or past three months?

Jose Gordo - magicJack VocalTec Ltd. - CFO

Made or received calls in the last 30 days.

Whitney Tilson - Kase Capital - Analyst

Okay. And I understand, what date did you start? I received a promotional email or so, you've now got about signing up for this for iOS subscribers is it? So can you sort of give me a roadmap of what your plan is and what the timing is in terms of -- you know at some point, if you want people to start paying $1.99 a month, you got to cut them off, right. That's the point at which they will start paying, and you'll see how many of those 2.7 million subscribers value it enough to pay two bucks a month. You know what I'm saying?

Are you on the same schedule for both iOS and android users? And if not, you know can you tell me what the timing is, because I'm sure you're as eager to know as all your shareholders are. You know, how many of those people are going to start paying?

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

Yes, absolutely correct. You know I think we launched around the 8th of April, and we've had several versions. We had some quirks at the beginning. We've also taken time in the last 20 or so days to be super aggressive and making sure that all of our fraud protections were in place.

So that's what's been going on behind the scenes. And it's not sort of a won and done situation, as Tim McDonald used to like to say. It's -- you know there's several iterations. Since the launch, we've had about 158,000 new downloads and 2.6 million updates. So that's just a reference point. But to your specific question, you know we're very close to starting to broadcast messaging to our unique app users, and we'll continue to do that.

I mean we have a game plan, over the next 30 days, to sort of repetitively and persuasively communicate with them, in addition to digital advertising and the like, because we're very keen to start to understand, and very quickly understand, what the conversion rate is from customers who've been enjoying kind of a free ride, voice only now, now it's time to pay or depart. So yes, we're on track within the next 30 days to do that.

And with respect to android, as I mentioned earlier, we've got a large, much larger android base of unique app users than we have iOS users. And the android version will likely be out within the next 30 days, Whitney.

Whitney Tilson - Kase Capital - Analyst

Okay. So just so I'm clear, and forgive my ignorance, or if you've already repeated some of this. But approximately -- just let me repeat back to you what I heard and you tell me if I'm correct. Approximately 30 days ago you launched a new texting feature for Apple phones, for the iOS platform. You've spent the last 30 days or so getting people to check out the new app, get new users, but also upgrade so that all the existing users now have both free calling and free texting. And now over the next 30 days or so, it's going to be time to put up or lose the service, start paying or lose the service. And you're prepared to cut off anyone who doesn't keep paying. You know, within the next month or two, you know you will have no free users left. It'll either be people paying, and everybody else is going to get cut off. Is that a fair summary?

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

I don't believe that that's exactly the way we see it, so I want to be clear. What we see is an opportunity to mine paying subscribers from that unique app base. I don't believe that we think it's a prudent thing to do to have a hard, fast 30-day cutoff. What we can do, because we have the joystick, is we can start to dial down that app user, who's using voice only, and they don't get as many minutes of outbound or inbound. We can do things to stimulate them to go to consider us as a pay service.

So I'd say it's probably a longer period, Whitney, but clearly there are benchmarks along the way. We're not going to give folks forever to decide whether they're going to convert. But cutting them off cold turkey in 30 days' time, don't think that's the right thing to do.

Whitney Tilson - Kase Capital - Analyst

I agree, by the way, and I'm glad to hear you have the technological capabilities or something to give people a certain number of minutes per month, and then if they try and make another call after that, it says, you know hey, you've used your monthly minutes, you know click here or dial this number to sign up for our paid service and have unlimited minutes. Something like that?

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

Exactly. Exactly. We can start to message a number of themes to them. And we're going to start to do that within a week's time. So this is -- the conditioning of our core constituents in this category is beginning within matters of days.

Whitney Tilson - Kase Capital - Analyst

Okay. The last question is, is do you have any sense, anything you can share with us, on you know is it 5%, 10%, 20% of people you think you can convert and over what time period?

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

No, we got into that sort of prediction business last year and got ourselves way ahead of ourselves. So no, we're going to wait and try to get another quarter of performance under our belt. It's not to say that if we find something good, bad, we won't release that sooner, but, you know think of it this way, we've got another iteration of the app I think coming out tomorrow. So we're constantly sort of improving the user experience. We're constantly tweaking the communication in the app store. And we've got the android device on the heels of being launched. So, you know, it's all in process. And right now to say, you know give you a percentage, I think would really be premature.

Whitney Tilson - Kase Capital - Analyst

Okay. It is all upside at this point. You have not baked in a single dollar of revenue or EBITDA or cash flow from any app monetization in this year's guidance?

Jose Gordo - magicJack VocalTec Ltd. - CFO

That's right, Whitney. That's correct.

Whitney Tilson - Kase Capital - Analyst

Great. Well those are all my questions about the app monetization and I'll just finish echoing what you all just said prior to my getting on the call. In terms of, you know -- in terms of returning cash to shareholders, I think a dividend is a possibility, but at this price, with your stock trading at such a big discount from intrinsic value, I think share repurchases are preferable to dividends.

The only problem with that is, is that your stock's pretty thinly traded. So it may be preferable theoretically, but obviously you can control any dividend. You can dividend out as much as you want, right. So I hope you and the board will look at things. If the stock pops 5% or 10% from here, it's still crazy cheap. And looking at something where you can acquire large blocks of stock, be it Dutch tender or something like that, I think is worth a try while the stock remains at this level. So that's just my two cents on that.

Jose Gordo - magicJack VocalTec Ltd. - CFO

Okay. Very much appreciate that, Whitney.

Operator

And that does conclude the question and answer portion of today's conference. I would now like to turn the call back over to management for comments and closing remarks.

Gerald Vento - magicJack VocalTec Ltd. - President and CEO

Thank you all very much. We look forward to talking to you soon.

Operator

And this does conclude today's conference call. We thank you for your participation.